EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is by and between Analysts International Corporation (the “Company”) with headquarters at 3601 W. 76th Street, Minneapolis, MN  55435 and Elmer Baldwin (“Executive”).

RECITALS

WHEREAS, the Company desires to retain Executive as an Employee of the Company, and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

In consideration for the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.      Terms of Employment.

1.1	Commencement Date. This Agreement is effective as of November 1, 2007 (the “Commencement Date”).

1.2
Position. The Company will employ Executive in the capacity of President and Chief Executive Officer.  The Company’s Board of Directors (“Board”) will also appoint or cause Executive to be appointed as a member of the Board upon his commencement of employment.  Executive will continue to be a member of the Board until the earlier of:  (A) termination of Executive’s employment by the Company; (B) Executive’s resignation from employment with the Company; (C) Executive’s resignation as a member of the Board; (D) the Board’s failure to nominate Executive for re-election and the subsequent completion of Executive’s term; (E) Executive’s removal as a member of the Board  pursuant to Minnesota Statute § 302A.223; or (F) failure of the Company’s shareholders to re-elect Executive to the Board.

Effective as of the date on which Executive is no longer a member of the Board, Executive will be deemed to have resigned from any of its committees and from all boards or other governing bodies (and committees) of each Company subsidiary, if and as applicable, without need of any further action by Executive, the Company, or any Company subsidiary.  Notwithstanding the foregoing, Executive agrees to take any action deemed necessary or desirable by the Company or any Company subsidiary to evidence his departure from the Board and such governing bodies and committees.

1.3
Best Efforts.  During Executive’s employment by the Company, Executive agrees to devote his full time and best efforts to the interests of the Company and to refrain from engaging in other employment or in any activities that may be in conflict with the best interests of the Company.  Executive agrees to perform his duties to a level consistent with the highest standards of one holding such position in similar businesses or enterprises.  Executive agrees not to render services to anyone other than the Company (or its parent or subsidiaries) for compensation as an employee, consultant, or otherwise during the term of this Agreement.

1.4
Personal Activities; Boards of Directors.  The provisions of Sections 1.2 and 1.3 of this Agreement will not be deemed to prohibit Executive from devoting reasonable time to personal matters, or from serving on the boards of directors of other companies, with or without compensation, including but not limited to Benilde St. Margaret’s School, Video Guidance, and Transport Security Boards of Directors, provided that such personal activities do not interfere with Executive’s primary duties to the Company, present a conflict with or divergence from the interests of the Company or violate the Board’s policies relating to service as a board member to publicly-held companies or codes of conduct for its employees.  After the date of this agreement, Executive will accept an appointment or election to the board of another company only with the prior consent of the Company’s Board of Directors.

2.      Term of Employment.

2.1
Duration.  Subject to the provisions for termination set forth in Sections 6, 7 and 8 below, the Original Term of this Agreement (“Original Term”) will commence upon the 1st day of  November, 2007 and will continue to and include the 31st day of October, 2010.

2.2
Extension of Provisions.  At the end of the Original Term, the provisions of the Agreement will automatically renew for an additional one (1) year term (“Additional Term”) commencing November 1, 2010, unless either party gives notice of non-renewal at least ninety (90) days before the scheduled expiration of the term.  At the end of any Additional Term, the provisions of the Agreement will automatically renew for an Additional Term, unless either party gives notice of non-renewal at least ninety (90) days before the scheduled expiration of the term.

3.      Compensation and Benefits.

3.1
Salary.  For all services rendered by Executive pursuant to this Agreement, the Company will pay Executive an annual base salary (“Base Compensation”) equal to $450,000.  Payment will occur at regular payroll intervals in accordance with the Company’s standard payroll practices.  The compensation committee of the Board or the Board itself will review the Executive’s compensation annually and, in its sole discretion, may determine to increase such base salary for the following year but cannot decrease the annual salary below $450,000.

3.2
Incentive Compensation.  In addition to Executive’s Base Compensation, Executive will be eligible to earn additional cash incentive compensation of between 30% and 70% of Base Compensation in each year of employment during the Original Term or any Additional Term (“Incentive Compensation”).  The potential Incentive Compensation will be determined annually by the compensation committee of the Board and shall be contingent upon the Company and Executive meeting company and individual performance objectives (“Performance Objectives”) determined by the compensation committee.  The compensation committee will consider Executive’s input in setting the annual Performance Objectives.

3.3
Long-term Incentive Compensation.  In addition, Executive shall be eligible to be awarded stock options or restricted shares from the Company’s stock option and equity incentive plans at the sole discretion of the compensation committee.

3.4
Stock Options.  On November 1, 2007, Executive will be granted options to purchase 500,000 shares of the Company’s common stock with one-quarter being vested immediately and the remainder vesting in even increments over three years from the date of the grant.

Such options shall be incentive stock options to the extent that such options qualify as incentive stock options as defined in Internal Revenue Code Section 422.  The Company may issue such options from the plans as it deems appropriate but to the extent possible shall issue the options as incentive stock options.  The stock option agreement shall provide that in the event of a Change of Control (as defined in Exhibit A hereto) on or after May 1, 2009, any options remaining unvested at the time of the Change of Control shall vest immediately.

Executive shall sign an option agreement or agreements containing the terms for the options outlined herein and such other terms and conditions required of similarly situated executives by the Company as determined by the Board or the compensation committee of the Board.

3.5
Deferred Compensation Plan.  Executive will be entitled to participate in the Company’s Deferred Compensation Plan (the “Special Executive Retirement Plan” or “SERP”) at a participation rate of 15% of Base Compensation.

3.6
Fringe Benefits.  Executive will be entitled to participate in the Company’s standard benefit programs, on the same terms as other senior executives of the Company.  Notwithstanding the foregoing, the Company will also provide Executive the following:

3.6.1
Medical Insurance Costs.  The Company will pay the full cost for family health insurance coverage, including co-pays and deductibles, if any, for Executive, Executive’s spouse, and Executive’s children (up to the maximum age allowed by the Company’s plan, provided they meet the terms of eligibility for participation in the plan).  In addition, the Company will reimburse Executive for the unreimbursed cost of bi-annual physicals for Executive and his spouse at the clinic of Executive’s choice.  If the payments contemplated by this Section 3.6.1 create income tax liability for Executive, the Company shall withhold all required taxes from such payments.

3.6.2.
Paid Time Off.  Executive shall be entitled to paid time off at his discretion and as business conditions warrant.  If necessary due to business conditions of the Company, Executive agrees to obtain concurrence from the Chairman of the Board prior to taking the paid time off.

3.6.3.
Paid Parking.  The Company will provide Executive with a paid indoor, underground parking spot, if available, at the Company’s office building presently located at 3601 West 76th Street, Minneapolis, Minnesota 55435.

3.6.4.
Paid Legal Fees.  The Company will reimburse Executive (or pay directly if it prefers) Executive’s legal fees relating to services rendered in connection with the preparation, negotiation and final review of this Agreement.

3.6.5.
Business Expenses. Executive will be entitled to reimbursement of all reasonable, business-related travel and other expenses (including spousal travel in promotion of the Company) incurred by Executive in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented, and authorized pursuant to the Company’s expense reimbursement policies.

4.      Insurance Policies.

The Company will keep all Directors and Officers insurance policies current and identify Executive, if appropriate, on all such policies.

5.      Location.

Executive will provide his services in the Minneapolis, Minnesota area.  Notwithstanding the foregoing, the parties recognize and acknowledge that Executive may be required to spend considerable business time in locations other than the Minneapolis, Minnesota area.

6.      Termination of Employment by the Company.

6.1	For Cause. For purposes of this Agreement, the Company will have the right to terminate Executive’s employment for cause. For purposes of this Agreement, “Cause” shall mean:

6.1.1.	Executive’s substantial failure or neglect, or refusal to perform, the duties and responsibilities of Executive’s position and/or the reasonable direction of the Board of Directors;

6.1.2.	the commission by Executive of any willful, intentional or wrongful act that has the effect of materially injuring the reputation, business or performance of the Company;

6.1.3.	Executive’s conviction of, or Executive’s guilty or nolo contendere plea with respect to, any crime punishable as a felony;

6.1.4.	Executive’s conviction of, or Executive’s guilty or nolo contendere plea with respect to, any crime involving moral turpitude; or

6.1.5.	any bar against Executive from serving as a director, officer or executive of any firm the securities of which are publicly-traded.

For purposes of this Section 6.1, an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company.

6.2	Inability to Perform. For purposes of this Agreement, the Company will have the right to terminate Executive’s employment upon the occurrence of any of the following events (“Inability to Perform”):

6.2.1.
Executive becomes disabled for a period of at least ninety (90) days to the extent that, in the determination of the Board of Directors, he is no longer able to report to work and to carry on his duties on behalf of the Company; or

   6.2.2.    Executive dies.

6.3
Notice.  In the event that the Board determines that Cause for termination exists, the Board shall deliver to Executive written notice that an event of Cause has occurred after which Executive shall have fifteen (15) days to cure such event of Cause to the reasonable satisfaction of the Board.

6.4
Termination for Cause/Inability to Perform.  The Company may terminate Executive’s employment at any time for Cause as defined within this Agreement after giving Executive the notice and Executive’s failure to cure pursuant to Section 6.3 above and in any such case will have no further obligation or liability to Executive.  Likewise, if the Company terminates Executive for Inability to Perform, the Company will have no further obligation or liability to Executive.

6.5
Termination Without Cause.  Executive’s employment during the Original Term or any Additional Term may be terminated by the Company without Cause upon thirty (30) days’ notice.  If the Company terminates Executive’s employment without Cause during the Original Term or during any Additional Term, Executive will continue to receive Base Compensation for a period of twelve (12) months, provided that Executive signs all appropriate paperwork, including providing a full release of all claims to the Company, in a form acceptable to the Company.  The Company will also reimburse Executive for medical insurance premium payments made under the Consolidated Omnibus Reconciliation Act (“COBRA”), for a period of up to six (6) months following the date of termination, provided that the Company receives sufficient evidence of proof of such payments during the COBRA period.  For purposes of this Section 6.5, termination of Executive’s employment due to nonrenewal of Executive’s employment agreement at the end of the Original Term or any Additional Term, shall be deemed a termination without Cause and entitle Executive to the payments and benefits set forth in this Section 6.5.

7.           Termination of Employment by Executive.

7.1
Resignation for Good Reason.  If Executive believes Good Reason to resign exists, before resigning, he must first give the Company written notice of the alleged Good Reason and an opportunity to cure within fifteen (15) days of notice.  If Executive resigns from his employment for Good Reason, he will continue to receive Base Compensation for a period of twelve (12) months, provided that Executive signs all appropriate paperwork, including providing a full release of all claims to the Company, in a form acceptable to the Company.  The Company will also reimburse Executive for all medical insurance premium payments, made under COBRA, for a period of up to six (6) months following the date of resignation for Good Reason, provided that the Company receives sufficient evidence of proof of such payments during the COBRA period.

For purposes of this Section 7.1, “Good Reason” will mean a good faith determination by Executive, communicated in writing to the Board of Directors, that any one or more of the following events has occurred:

  7.1.1.       a reduction in Executive’s Base Salary below $450,000;

7.1.2.
a requirement imposed on Executive that results in Executive being based at a location that is outside of a fifty (50) mile radius of Executive’s job location immediately prior to the change in location;

7.1.3.	any material breach or unilateral and material change in assignment or job title, but not including a change in Executive’s reporting structure in the event of a Change in Control; or

7.1.4
Executive’s discontinuance as a member of the Board due to the events defined in Sections 1.2(D) and 1.2(E) except if:  (i) the Board’s failure to nominate Executive for re-election is due to the requirements of the rules or regulations of the Securities and Exchange Commission or The NASDAQ Stock Market; (ii) Executive’s removal under Minnesota Statute Section 302A.223 is pursuant to an act of the Company’s shareholders; or (iii) the parties to this Agreement mutually agree that Executive should no longer serve on the Board.

7.2	Notice. If Executive terminates his employment for Good Reason, he must provide thirty (30) days’ prior written notice to the Company.

7.3
Resignation without Good Reason.  If Executive resigns from his employment [or elects not to renew the Agreement upon its expiration] without Good Reason, the Company will have no further obligation or liability to Executive.

8.      Change of Control Obligations; Deferred Compensation Payments.

8.1
Change of Control Obligations.  In the event of a change in control in the ownership of the Company, the Company’s and Executive’s obligations, and Executive’s benefits, shall be governed by the Change of Control Agreement attached hereto as Exhibit A.  Notwithstanding the foregoing, in the event of a change in control (as the term “Change of Control” is defined in Exhibit A), Executive shall have the additional right at the six (6) month anniversary date after the Change of Control to resign and receive the payments outlined in Section 7.1, provided that Executive signs all appropriate paperwork, including providing a full a release of all claims to the Company in a form acceptable to the Company.  To exercise this right to resign and receive severance, Executive must give written notice of intent to resign no sooner than four (4) months after a Change of Control, and no later than five (5) months after a Change of Control.

8.2
Deferred Compensation Payments.  Deferred compensation covered by the Company’s nonqualified deferred compensation plan (SERP) will be treated and distributed in accordance with terms and conditions of the SERP.

9.      Delay of Payment.

Notwithstanding anything to the contrary, to the extent that Executive is a “key employee” pursuant to the provisions of Section 409A of the Internal Revenue Code as of the date that any severance benefits or other deferred compensation becomes payable to the Executive hereunder, and such severance benefits are required to be delayed until the date six months following Executive’s termination of employment in order to avoid additional tax under Section 409A of the Code (taking account of all applicable authorities thereunder), payment and provision of such severance benefits shall be delayed until the date six months after Executive’s termination of employment.

10.           Intellectual Property Rights.

10.1
Non-infringement.  Executive agrees that all work products created or produced by Executive during the course of his employment with the Company will be Executive’s original work and will not infringe upon or violate any patent, copyright, trade secret, contractual or other proprietary right of any third party.

10.2
Disclosure.  Executive agrees to disclose and describe to the Company, on a timely basis, all works of authorship, inventions and all other intellectual property that Executive may solely or jointly discover, conceive, create, develop, produce or reduce to practice while employed by the Company (“Company Inventions”).

10.3
Assignment.  Executive hereby assigns and agrees to assign to the Company, or its designee, Executive’s entire right, title, and interest in and to all Company Inventions.  Executive represents that the Company’s rights in all such Company Inventions will be free and clear of any encumbrances, liens, claims, judgments, causes of action or other legal rights or impediments.

10.4
Independent development.  NOTICE:  Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that the foregoing agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Company (or its Client) or (b) to the Company’s (or its Client’s) actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company or its Client.

10.5
Works for Hire.  Executive acknowledges and agrees that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment and which are protectable by copyrights, are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and that, as such, all rights comprising copyright under the United States Copyright laws will vest solely and exclusively in his employer, the Company.  Executive hereby irrevocably and unconditionally waives all so-called moral rights that may vest in Executive (whether before, on or after the date hereof) in connection with Executive’s authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right of integrity (i.e., not to have any such works subjected to derogatory treatment), and Executive agrees never to assert any such moral rights with respect to any Company Invention.

10.6
Enforcement; Cooperation.  Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions hereby assigned to the Company.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

10.7
Attorney in Fact.  In the event that the Company is unable for any reason, whether during or after Executive’s employment by the Company, to secure Executive’s signature to any document required to apply for or execute any patent, design rights, registered designs, trademarks, copyright, maskwork or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on his behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Executive.

11.           Confidentiality.

11.1
Confidential nature of relationship.  Executive acknowledges that his employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of his employment with the Company, the Company agrees to provide Executive with access to Confidential Information.  Executive expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Executive by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Executive’s employment duties for the Company.  Executive will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Executive will promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

11.2
Definition. “Confidential Information” means all commercially sensitive information and data, in their broadest context, originated by, on behalf of or within the knowledge or possession of the Company or its clients (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and information and data conceived, discovered or developed in whole or in part by Executive while employed by the Company.  Confidential Information also includes information of a confidential nature relating to the Company’s securities clients, prospective clients, strategic business relationships, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.

11.3
Exclusions. Confidential Information does not include information which:  (A) is generic; (B) is or becomes part of the public domain through no act or omission of Executive; (C) was in Executive’s lawful possession prior to the disclosure and was not obtained by Executive in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (D) is lawfully disclosed to Executive by a third party without restriction on disclosure; or (E) is independently developed by Executive using his own resources, entirely on his own time, and without the use of any Confidential Information.

11.4
Protected Health Information. If during the course of his employment with the Company, Executive receives any “protected health information,” as that term is defined in 45 CFR, Part 164, Subpart E (“Privacy of Individually Identifiable Health Information”):  (A) Executive agrees to maintain all such information in strict confidence with the Health Insurance Portability and Accountability Act of 1996 (HIPAA); (B) Executive agrees that he will make no use whatsoever of any such information except as required to perform Executive’s employment duties; and (C) Executive agrees that he will never record, store, file or otherwise maintain, in any computer or other storage device owned by the Company or by Executive, any “protected health information.”  Executive agrees to alert the Company promptly if he becomes aware of any misuse or unauthorized disclosure of any such information.

11.5	Additional Confidentiality Agreements. Executive agrees to execute such additional non-disclosure and confidentiality agreements as the Company or its clients may from time to time request.

12.           Use of Confidential or Material Non-Public Information; Codes of Conduct.

12.1
Confidential or Material, Non-Public Information.  Executive acknowledges that he is prohibited from using or sharing any Confidential Information for personal gain or advantage (securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Executive improperly shares such information.  Specifically as to material, non-public information of the Company, Executive agrees to comply with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

12.2
Codes of Conduct.  Executive agrees to carefully review, sign and fully comply with any Code of Conduct (or similar policy) of the Company either having general applicability to its employees or specifically to Executive.

13.           Restrictions against Solicitation; Non-Interference.  During his employment by the Company and for a period of eighteen (18) months after termination of such employment for any reason, Executive agrees that he will not engage in the following conduct.

13.1
Restrictions against Solicitation.  Executive will not, directly or indirectly, hire or initiate any solicitation or recruitment effort for the purpose of attempting to hire any employee of the Company or to induce any employee of the Company to leave his employment with the Company.

With respect to job candidates with or about whom Executive, while employed by the Company, had actual contact or knowledge, Executive will not, directly or indirectly, initiate any solicitation or recruitment effort for the purpose of attempting to hire any such candidate for or on behalf of his new employer or any company in which Executive owns, directly or indirectly, an interest.

13.2	Non-Interference. Executive will not, directly or indirectly, disrupt, damage, impair, impede or interfere with the contractual relationship between the Company and any of its clients.

14.           Restrictions Against Competition.

14.1
Restricted Period.  During his employment by the Company and for a period of eighteen (18) months after termination of such employment for any reason, Executive agrees not to engage in any Competitive Acts with any client or prospective client of the Company within the prior 24 months prior to termination of Executive’s employment.

14.2	Definitions. For purposes of this Section 14, the following terms shall be defined as follows.

“Competitive Acts” means soliciting, selling, marketing, brokering, providing or managing any Services for any Client, whether directly as an employee of a Client or indirectly as an employee, subcontractor, partner or owner of a Competitor.

“Client” means:  (A) any Company client for whom Executive provided Services at any time during the previous two years of Executive’s employment with the Company; or (B) any Company client or prospective client to whom Executive solicited, proposed, marketed or sold Services at any time during the previous two years of Executive’s employment with the Company; (C) any third party having a written partnership, alliance or teaming agreement or similar strategic business relationship with the Company, for whom Executive provided Services at any time during the previous two years of Executive’s employment with the Company.

“Competitor” means any third party offering technical consulting services within the United States that competes with the Company or is similar in kind or nature to the services provided by the Company.

15.           Reasonableness of Restrictions; Representations of Executive; Extension of Restrictions; Enforcement.

15.1
Reasonableness of Restrictions.  Executive acknowledges that the restrictions set forth in this Agreement are reasonable in terms of both the Company’s need to protect its legitimate business interests and Executive’s ability to pursue alternative employment opportunities in the event his employment with the Company terminates.

15.2
Representations of Executive.  Executive represents that his performance of all the terms of this Employment Agreement and his performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with the Company.  Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer of Executive or others.  Executive is not a party to any other agreement that would interfere with his full compliance with this Executive Agreement.  Executive agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

15.3
Extension of Restrictions.  The period of all restrictions under this Agreement will automatically be extended by a period equal in length to any period in which Executive violates his obligations under this Agreement.

15.4
Enforcement.  In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Sections 13 or 14 of this Agreement, Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  Executive recognizes and hereby admits that irreparable damage will result to the Company if he violates or threatens to violate the terms of Section 13 or 14 of this Agreement.  This Section 15.4 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of Section 13 or 14 of this Agreement.

16.           Return of Property: Exit Interview.

16.1
Return of property.  Upon any termination of his employment with the Company, Executive agrees to promptly return to the Company: (A) all materials of any kind in Executive’s possession (or under Executive’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by Executive); and (B) all Company property in Executive’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

16.2
Exit interview.  Upon any termination of his employment with the Company and upon request, Executive agrees to participate in an exit interview conducted by designated personnel and to provide a signed statement that all Company materials and property have been returned to the Company.

17.                      Assignment.

This Agreement sets forth personal obligations of Executive, which may not be transferred or assigned by Executive.  The Company may assign this Agreement to any successor or affiliate.

18.           Non-Disparagement.

Executive agrees not to engage in any form of conduct or make any statements or representations to current or prospective customers of the Company, media outlets, employees or management of a corporation or business in direct competition with the Company, or otherwise publish statements or representations to the public at large which may be actionable, that disparage, characterize in demeaning manner, question the Company’s business practices, products, advice, quality of employees and staff, or otherwise harm the public reputation or good will of the Company, its employees, or management.

19.           Indemnity; Cooperation in Legal Actions.

19.1
Indemnity.  The Company will indemnify Executive against any claims arising from or related to his good faith performance of his duties and obligations hereunder to the fullest extent allowed by Company By-laws and Minnesota law.

19.2
Cooperation in Legal Actions.  In connection with any action or proceeding against Executive, whether pending or threatened, for which the Company is obliged to indemnify Executive, the Company will pay or reimburse Executive in advance of the final disposition for reasonable expenses, including reasonable attorneys’ fees, necessarily incurred by Executive.  Executive will cooperate fully with the Company, at no expense to Executive, in the defense of any action, suit, claim, or proceeding commenced or threatened against the Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.  In addition to the foregoing, Executive further agrees to provide assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or to be commenced, which arises out of or is related to any matters in which Executive was involved or for which he was responsible during the term of his employment with the Company.

20.           Survival.

The rights and obligations set forth in Sections 6.5, 7.1, 8-11, 13-19 and 24 shall survive the termination or expiration of this Agreement. The provisions of this Agreement shall survive termination of Executive’s employment regardless of whether Executive resigns or is involuntarily discharged.

Such provisions of this Agreement shall survive termination of Executive’s employment regardless of whether Executive resigns or is involuntarily discharged.

21.           Miscellaneous.

21.1
Headings; Construction.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

21.2
Benefit.  Subject to Section 17, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.3
Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

21.4
Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

22.           Entire Agreement; Amendment.

22.1
Entire agreement.  Both Executive and the Company agree that this Agreement, Exhibit A to the Agreement and the Executive’s stock option agreement constitute the entire agreement between them with respect to the subject matter of this Agreement.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement expressly supersedes any and all prior oral and written agreements, representations and promises between the parties relating to Executive’s employment with the Company.

22.2
Amendment.  This Agreement may be amended or modified only with the written consent of both Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

23.           Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to the Company, or if addressed to the company, the notice shall be delivered or mailed to Analysts at its executive offices to the attention of the Board of Directors of the Company with a copy to the attention of the General Counsel.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

24.           Governing Law; Disputes; Arbitration of Termination of Employment for Cause .

24.1
Governing Law; Disputes.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.  Except as set forth in Section 24.2 below, the undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action, or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

24.2
Arbitration of Termination of Employment for Cause.  Any dispute arising out of or relating to termination of Executive’s employment for Cause pursuant to Section 6 of this Agreement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The Company shall pay the fees and expenses of the arbitrator.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below:

Analysts International Corporation	Elmer Baldwin

By: __________________________________	By: __________________________________

Title: _________________________________	Date: _________________________________

Date: _________________________________

Exhibit A

CHANGE OF CONTROL AGREEMENT

Parties:	Analysts International Corporation 3601 West 76th Street, Suite 200 Minneapolis, MN 55435	(“Company”)

	Elmer Baldwin	(“Executive”)

Date:  November 1, 2007

RECITALS:

1.           Executive has been employed by the Company since November 1, 2007 and currently serves as the Chief Executive Officer of the Company, and Executive has extensive knowledge and experience relating to the Company’s business.

2.           The parties recognize that a “Change of Control” may materially change or diminish Executive’s responsibilities and substantially frustrate Executive’s commitment to the Company.

3.           The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a “Change of Control Termination” to encourage Executive to continue in his/her position in the event of a Change of Control, although no such Change of Control is now contemplated or foreseen.

4.           The parties further desire to provide certain benefits payable upon a termination of Executive’s employment following a Change of Control.

5.           The parties further acknowledge and agree that this Agreement supersedes any and all prior agreements relating to benefits payable upon a termination of Executive’s employment following a Change of Control.

AGREEMENTS:

1.           Term of Agreement.  Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and shall continue in effect until the third anniversary of the date set forth above; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the date of such Change of Control.  If, prior to the earlier of the third anniversary of this Agreement or a Change of Control, Executive’s employment with the Company terminates for any reason or no reason, or if Executive no longer serves as an executive officer of the Company, this Agreement shall immediately terminate, and Executive shall not be entitled to any of the compensation and benefits described in this Agreement.  Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

2.           “Change of Control.”  For purposes of this Agreement, “Change of Control” shall mean any one or more of the following events occurring after the date of this Agreement:

(a)           The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a Change of Control;

(b)           A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving corporation;

(c)           Any one person, or more than one person acting as a group, acquires  or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more than fifty-percent (50%) of the total combined voting power of all classes of stock issued by the Company;

(d)           The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve-month period ending on the date of the most recent purchase or other acquisition by such person or persons.  For purposes of this Section 2(d), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets;

(e)           A change in the composition of the Board of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” cease for any reason to constitute at least a sixty-six and two-thirds percent (66-2/3%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who either:

(1)           were directors at the beginning of such consecutive twelve (12) month period; or

(2)           were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

3.           “Change of Control Termination.”  For purposes of this Agreement, “Change of Control Termination” shall mean any of the following events occurring upon or within twelve (12) months after a Change of Control:

(a)           The termination of Executive’s employment by the Company for any reason, except for termination by the Company for “cause.”  For purposes of this Agreement, “cause” shall have the same meaning as set forth in Executive’s employment agreement with the Company, if any, as amended from time to time.   If Executive does not have an employment agreement with the Company, then “cause” shall mean (i) Executive’s material failure or neglect, or refusal to perform, the duties and responsibilities of Executive’s position and/or the reasonable direction of the Board of Directors; (ii) Executive’s material failure to comply with the reasonable policies, regulations and directives of the Company as in effect from time to time; (iii) the commission by Executive of any willful, intentional or negligent act that has the effect of materially injuring the reputation, business or performance of the Company; or (iv) Executive’s conviction of, or Executive’s guilty or nolo contendere plea with respect to, any crime punishable as a felony; or Executive’s conviction of, or Executive’s guilty or nolo contendere plea with respect to, any crime involving moral turpitude; or any bar against Executive from serving as a director, officer or executive of any firm the securities of which are publicly-traded.  For purposes of this Section 3(a), an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company.

(b)           The termination of employment with the Company by Executive for “Good Reason.”  Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his/her decision to terminate.  “Good Reason” shall mean a good faith determination by Executive that any one or more of the following events has occurred upon or within twelve (12) months after a Change of Control; provided, however, that such event shall not constitute Good Reason if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his/her decision to terminate within ninety (90) days of the occurrence of such event:

(1)           A change in Executive’s reporting title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change of Control which, in Executive’s reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Company is not longer publicly owned); provided, however, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by Executive;

(2)           A reduction by the Company in Executive’s base salary or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change of Control or as thereafter increased;

(3)           the Company’s requiring Executive to be based more than fifty (50) miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the travel obligations which Executive undertook on behalf of the Company during the ninety-day period immediately preceding the Change of Control (without regard to travel related to or in anticipation of the Change of Control);

(4)           the Company’s failure to cover Executive under any pension, bonus, incentive, stock ownership, stock purchase, stock option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement (collectively referred to as the “Benefit Plans”) that, in the aggregate, provide substantially similar benefits to Executive (and/or Executive’s family and dependents) at a substantially similar total cost to Executive (e.g., premiums, deductibles, co-pays, out-of-pocket maximums, and required contributions) relative to the benefits and total costs under the Benefit Plans in which Executive (and/or Executive’s family or dependents) was participating at any time during the ninety-day period immediately preceding the Change of Control;

any purported termination by the Company of Executive’s employment that is not properly effected pursuant to a written notice that specifies the provision pursuant to which such notice is given and which complies with all other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

(6)           any refusal by the Company to continue to allow Executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change of Control, Executive was not expressly prohibited in writing by the Board from attending to or engaging in.

Termination for “Good Reason” shall not include Executive’s death or a termination for any reason other than one of the events specified in clauses (1) through (6) above.

4.           Compensation and Benefits.  Subject to the limitations contained in this Agreement, upon a Change of Control Termination, Executive shall be entitled to all of the following compensation and benefits:

(a)           Within ten (10) business days after a Change of Control Termination, the Company shall pay to Executive:

(1)           All salary and other compensation earned by Executive through the date of the Change of Control Termination at the rate in effect immediately prior to such Termination;

(2)           All other amounts to which Executive may be entitled to receive under any compensation plan maintained by the Company, subject to any distribution requirements contained therein, including but not limited to amounts payable under the Restated Special Executive Retirement Plan, or any successor plan;

(3)           A severance payment, payable in a lump sum in cash, equal to one and one-half (1-1/2) times the annual cash compensation paid to Executive by the Company (or any predecessor entity or related entity) and includible in Executive’s gross income for federal income tax purposes for the calendar year immediately prior to the Change of Control Termination.  For purposes of this paragraph, “annual cash compensation” shall mean Executive’s annual base salary.  Further, for purposes of this paragraph, “predecessor entity” and “related entity” shall have the meaning set forth in Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(b)           The Company shall provide Executive with continuation coverage (“COBRA coverage”) under the Company’s life, health, dental and other welfare plans as required by the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, and applicable state law.

(c)           The Company shall provide Executive with outplacement services for twelve (12) months following the Change of Control Termination or, if earlier, until Executive has accepted employment with another employer.

Notwithstanding the foregoing, if any of the payments described in this Section 4 above are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the Change of Control Termination, such payments shall not be paid or commence earlier than the first day of the seventh month following the Change of Control Termination, but shall be paid or commence during the calendar year following the year in which the Change of Control Termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A.  Further, in no event shall the benefits described in Section 4(c) extend beyond December 31st of the second calendar year following the calendar year in which the Change of Control Termination occurs.

5.           Limitation on Change of Control Payments.  Executive shall not be entitled to receive any Change of Control Payment, as defined below, which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder.  In the event any Change of Control Payment payable to Executive would constitute a “parachute payment,” Executive shall have the right to designate those Change of Control Payments which would be reduced or eliminated so that Executive will not receive a “parachute payment.”  For purposes of this Section 5, a “Change of Control Payment” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

6.           Withholding Taxes.  The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

7.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be enforceable by Executive, his/her heirs and the personal representative of his/her estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place.  Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Executive to the benefits provided in Sections 4 and 5 as if Executive had terminated employment for Good Reason following a Change in Control.

8.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.  All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

9.           Captions.  The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

10.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

11.           Construction.  Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

12.           Amendment; Waivers.  This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

13.           Entire Agreement.  This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto.  All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

14.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.           Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  Unless otherwise ordered by the arbitrator, the parties shall share equally in the payment of the fees and expenses of the arbitrator.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees, including the arbitrator’s fees, and expenses, and the prevailing party’s travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ANALYSTS INTERNATIONAL CORPORATION

By: ____________________________________
Its: Chairman of the Board

______________________________________
Executive